Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated April 28, 2017, pertaining to the Pier 1 Imports, Inc. Restricted Stock Award and Stock Option Granted as Employment Inducement Awards Outside of a Plan, of our reports dated April 25, 2017, with respect to the consolidated financial statements of Pier 1 Imports, Inc. and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc. included in its Annual Report (Form 10-K) for the year ended February 25, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 28, 2017